Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The York Water Company
York, Pennsylvania
          We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 11, 2009, relating to the financial statements, the effectiveness of The York Water Company’s internal control over financial reporting, and schedule of The York Water Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
York, Pennsylvania
April 27, 2009